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                                                                EXHIBIT 10.A

                         INLAND STEEL INDUSTRIES, INC.
                             ANNUAL INCENTIVE PLAN
                      (AS AMENDED EFFECTIVE JULY 1, 1995)


1.   PURPOSE.

     The purpose of the Annual Incentive Plan (the "Plan") of Inland Steel Industries, Inc. (the "Company") is to promote the interests of the Company and its stockholders by (i) attracting and retaining salaried employees of outstanding ability; (ii) strengthening the Company's capability to develop, maintain and direct a competent employee population; (iii) motivating salaried employees, by means of performance- related incentives, to achieve financial rewards commensurate with their individual performances; (iv) providing annual incentive compensation opportunities which are competitive with those of other major corporations; and (v) enabling salaried employees to participate in the growth and financial success of the Company.

2.   DEFINITIONS

     "Affiliate" -- means any corporation or other entity which is not a Subsidiary but as to which the Company possesses a direct or indirect ownership interest and has power to exercise management control.

     "Award" -- means an amount for an Award Period determined to be payable to a Participant under the Plan.

     "Award Period" -- means a calendar quarter or a calendar year, as the Committee may establish from time to time with respect to any Hay point class or resulting salary grade designations, to any Corporate Unit, or to a combination of these factors.

     "Award Schedule" -- means the schedule to be used for determining Awards as established by the Committee and set forth in the Addendum to the Plan applicable to the Corporate Unit covered thereby.

     "Committee" -- means the Compensation Committee of the Board of Directors of the Company.

     "Consolidated Earnings" -- means the net income for the relevant Award Period, on a consolidated basis, of the Company and all Subsidiaries, adjusted as follows: (i) by adding back any amounts credited to the Fund or Funds under the Plan for the Award Period in question; (ii) by adding back any provisions of federal, state or municipal taxes which are based on or determined by earnings or net income and imposed on the Company or any Subsidiary; (iii) by eliminating gains or losses from sales or other dispositions of assets arising other than in the ordinary course of business or arising from discontinued operations (after adjusting for taxes in
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the manner provided in (ii) above); and (iv) by deducting or adding back any other earnings or charges (after adjusting for taxes in the manner provided in (ii) above) that have been designated by the Committee for exclusion or inclusion under the Plan.

     "Corporate Unit" -- means the Company, Inland Steel Company, Inland Materials Distribution Group, Inc., Joseph T. Ryerson & Son/East, Joseph
T. Ryerson & Son/Central, Joseph T. Ryerson & Son/West, Ryerson Coil Processing, J. M. Tull Metals Company, Inc., and any Affiliate, other Subsidiary or any division or group of the Company or any Subsidiary designated as a Corporate Unit from time to time by the Board of Directors of the Company.

     "Employee" -- means an employee eligible to be designated a Participant in the Plan.

     "Operating Assets" -- means the average for an Award Period of the sum (computed on a month-end basis) of (i) working capital (with inventory adjusted to current value and excluding cash, marketable securities, interest-bearing receivables, notes payable and long-term debt due in one year); (ii) property, plant and equipment, net of accumulated depreciation; and (iii) any other operating assets.

     "Operating Profit" -- means the operating profit set forth in the Company's Quarterly Report on Form 10-Q or Annual Report to Stockholders for a Corporate Unit for the applicable Award Period, or if not separately stated, as determined in accordance with generally accepted accounting principles based on the financial results presented in such Quarterly Report on Form 10-Q or Annual Report, in each case as adjusted by the Committee to reflect such items as the Committee determines appropriate.

 "Participant" -- means an Employee who is selected by the Committee to receive an Award under the Plan.

     "Return on Equity" -- means Consolidated Earnings divided by Stockholders' Equity.

     "Return on Operating Assets" -- means Operating Profit divided by Operating Assets (expressed as a percentage), provided that Operating Profit shall be computed for this purpose without giving effect to any payments to Participants for the Award Period in question.

     "Stockholders' Equity" -- means the average of the amounts so designated on a consolidated basis in the Company's Quarterly Report on Form 10-Q or Annual Report to Stockholders as of the close of the applicable Award Period for which Awards under the Plan are being made and as of the close of the comparable year-earlier Award Period, less the aggregate amount of any equity financings from external sources during the applicable Award Period





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for which Awards are being made.

     "Subsidiary" -- means any corporation in which the Company possesses directly or indirectly more than fifty percent (50%) of the total combined voting power of all classes of its stock.

     "Target Award" -- means the percentage of a Participant's salary earnings for an Award Period as established by the Committee pursuant to paragraph 6 of the Plan and set forth in the Addendum to the Plan applicable to the Corporate Unit in which such Participant is employed.

     "Threshold" -- means the minimum financial performance (established by the Committee and set forth in the Addendum to the Plan applicable to such Corporate Unit) required by a Corporate Unit before an Award may be paid to a Participant employed in such Corporate Unit.

3.   ADMINISTRATION

     The Plan shall be administered by the Committee. No member of the Committee shall be eligible to receive an Award while serving on the Committee. The Committee shall have authority to interpret the Plan and to establish, amend and rescind rules and regulations for the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all persons. In addition, the Committee may delegate to one or more senior executive officers of the Company the right to administer the Plan as it pertains to employees who are not officers of the Company or any other Corporate Unit. Notwithstanding any other provision of the Plan to the contrary, the Committee may impose such conditions on participation in and Awards under the Plan as it deems appropriate. Such conditions may include conditions applicable to one or more Participants which are intended to cause Awards payable to such Participants to be disregarded for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, including but not limited to conditions which subject payment of Awards to stockholder approval of the Plan and conditions which preclude the Committee from exercising any discretion otherwise provided by the Plan to adjust Consolidated Earnings or Operating Profits or to adjust individual Awards in accordance with paragraph 7, if the effect of any such adjustment would be to increase the amount of any Award otherwise payable to such Participants.

4.   ELIGIBILITY

     All full-time salaried employees of a Corporate Unit as of (a) the first day and the last day of a quarterly Award Period, or (b) June 30 of an annual Award Period, as applicable, are eligible to be designated Participants in the Plan for such Award Period, provided, however, that the Committee may adopt criteria restricting the number of full-time salaried employees of a





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Corporate Unit eligible to be so designated, which criteria shall be set forth in the Addendum to the Plan applicable to such Corporate Unit.

5.   DESIGNATION OF PARTICIPANTS

     The Committee shall determine and designate from time to time those Employees who shall be Participants. The designation of an Employee as a Participant in the Plan for any Award Period shall not bestow upon such Employee any right to receive an Award for such Award Period or the right to be designated a Participant for any subsequent Award Period.

6.   INDIVIDUAL AWARD OPPORTUNITY

     For each Award Period, the Committee shall establish for each Participant a Target Award, expressed as a percentage of his or her base salary earnings for such Award Period, on the basis of his or her Hay point classification or resulting salary grade designation.

7.   DETERMINATION OF AWARDS

     Awards for each Award Period for Participants in each Corporate Unit shall be determined in accordance with the Award Schedule established by the Committee for such Corporate Unit, provided, however, that no Award shall be paid to any Participant in a Corporate Unit for any Award Period in which the performance of such Corporate Unit did not equal or exceed the Threshold applicable to such Corporate Unit. The Award for each Participant in a Corporate Unit shall be the percentage of his or her Target Award determined in accordance with the applicable Award Schedule, provided, however, that (except in the case of the Chief Executive Officer of the Company) the Committee may adjust such Award for individual performance on the basis of such quantitative and qualitative performance measures and evaluations as it deems appropriate, and provided, further, that the Committee may also make such adjustments as it deems appropriate in the case of Participants whose Hay point classifications or resulting salary grade designations have changed during the applicable Award Period or who have been employed in more than one Corporate Unit during an Award Period. In no event may a participant be paid an Award in any calendar year in excess of $2,000,000. No segregation of any moneys or the creation of any trusts or the making of any special deposits shall be required in connection with any Awards made or to be made under the Plan.

8.   PAYMENT OF AWARDS

     Awards shall be paid in cash as soon as practicable after the end of the Award Period for which the Award is made. If a Participant to whom an Award has been made dies prior to the payment of the Award, such Award shall be delivered to his or her





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legal representative or to such other person or persons as shall be determined by the Chief Executive Officer of the Company. The Company or other applicable Corporate Unit shall have the right to deduct from all Awards payable under the Plan any taxes required by law to be withheld by the Company or other Corporate Unit with respect thereto.

9.   TERMINATION OF EMPLOYMENT

     Except in the case of death, disability or retirement or except as provided in paragraph 10, a Participant must be an Employee as of the end of the Award Period in order to be eligible for an Award. Notwithstanding the foregoing, in the case of a Participant who retires under the provisions of a special retirement incentive program offered by the Company, the Committee may, in its sole discretion, make an advance payment of an Award on or prior to the end of the Award Period based upon the financial performance of the Company as determined by the Committee. A Participant who receives advance payment of an Award pursuant to this paragraph 9 shall not be entitled to any additional payment for the Award Period.

10.  CHANGE OF CONTROL

     In the event of a Change of Control of the Company (as hereinafter defined), the Plan shall remain in full force and effect for the remainder of the calendar year in which such Change of Control occurs, and each Participant shall receive an Award for all Award Periods occurring in such calendar year, at least equal to his or her Target Award, regardless of whether or not Awards would otherwise have been payable under the Plan for such Award Periods and regardless of whether or not such Participant was an Employee at the end of any Award Period occurring in such calendar year. A "Change of Control of the Company" shall be deemed to have occurred if there shall have been a change in the composition of the Board of Directors of the Company such that a majority of the Board of Directors shall have been members of the Board of Directors for less than twenty-four months, unless the election of each new director who was not a director at the beginning of the twenty-four month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

11.  TRANSFERABILITY

     Any payment to which a Participant may be entitled under the Plan shall be free from the control or interference of any creditor of such Participant and shall not be subject to attachment or susceptible of anticipation or alienation. The interests of a Participant shall not be transferable except by will or the laws of descent and distribution.





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12.  NO RIGHT TO PARTICIPATION; EMPLOYMENT

     Neither the adoption of the Plan nor any action of the Committee shall be deemed to give any Employee any right to be designated as a Participant under the Plan. Further, nothing contained in the Plan, nor any action by the Committee or any other person hereunder, shall be deemed to confer upon any Employee any right of continued employment with any Corporate Unit or to limit or diminish in any way the right of any Corporate Unit to terminate his or her employment any time with or without cause.

13.  NONEXCLUSIVITY OF THE PLAN

     This Plan is not intended to and shall not preclude the Board of Directors of the Company from adopting or continuing such additional compensation arrangements as it deems desirable for Participants under this Plan, including any thrift, savings, investment, stock purchase, stock option, profit sharing, pension, retirement, insurance or other incentive plan.

14.  AMENDMENT

     Except as provided in paragraph 10 hereof, the Board of Directors of the Company may amend, suspend or terminate the Plan at any time.





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